QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 7, 2005

ACT Teleconferencing, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1526 Cole Boulevard, Suite 300, Golden, Colorado		80401
(Address of principal executive offices)		Zip Code

(303) 233-3500
(Registrant's telephone number)

Check the appropriate box below if the Form8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition.

        On January 12, 2005, ACT Teleconferencing, Inc. (the "Company") issued a press release relating to its global restructure, as described in more detail in Item 2.05. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.05. Costs Associated with Exit or Disposal Activities.

        The reorganization was approved in concept by ACT's Board in December, and employees were advised on January 7, after the Company evaluated the impact on staffing in each of the ten countries in which it has offices. The purpose of the restructure is to organize the Company by function, rather than by geographic business unit. The plan includes consolidation of duplicative operations to become more competitive and to improve delivery of service to clients. The restructure includes a reduction of about 35 positions or 10% of the workforce. Recognized in the fourth quarter, the cost of the consolidation will be approximately $3 million. The breakdown of the costs is an estimated $1.2 million for severance and other one-time personnel costs, $1 million for lease termination costs, and $800,000 for other associated costs to be incurred.

        As a result of the cost reductions, the Company will also recognize an estimated savings of $3 million per annum.

Item 9.01 Financial Statements and Exhibits

        The Exhibit index to this Current Report on Form 8-K lists the exhibits that are filed or furnished herewith.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc. (Registrant)
Date: January 12, 2005	By:	/s/ GENE WARREN Gene Warren Chief Executive Officer

Exhibit Index

(All exhibits are filed electronically)
Exhibit 99.1—Press release dated January 12, 2005.

QuickLinks

  Item 2.02. Results of Operation and Financial Condition.
  Item 2.05. Costs Associated with Exit or Disposal Activities.
  Item 9.01 Financial Statements and Exhibits
Signatures
Exhibit Index